SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

MIO PARTNERS, INC.
COMPASS CSS HIGH YIELD LLC
COMPASS GLOBAL EQUITIES FUND LLC
COMPASS OFFSHORE SPECIAL SITUATIONS PCC LIMITED
COMPASS PRIVATE INVESTMENTS VII SERIES
COMPASS PRIVATE INVESTMENTS 2015 LLC
COMPASS PRIVATE INVESTMENTS 2015 LP
COMPASS PRIVATE INVESTMENTS 2015 MASTER LP
COMPASS PRIVATE INVESTMENTS 2016 LLC
COMPASS PRIVATE INVESTMENTS 2016 LP
COMPASS PRIVATE INVESTMENTS 2016 MASTER LP
COMPASS PRIVATE INVESTMENTS 2017 LLC
COMPASS PRIVATE INVESTMENTS 2017 LP
COMPASS PRIVATE INVESTMENTS 2017 MASTER LP
COMPASS PRIVATE INVESTMENTS 2018 LLC
COMPASS PRIVATE INVESTMENTS 2018 LP
COMPASS PRIVATE INVESTMENTS 2018 MASTER LP
COMPASS PRIVATE INVESTMENTS V LLC
COMPASS PRIVATE INVESTMENTS V LP
COMPASS PRIVATE INVESTMENTS V MASTER LP
COMPASS PRIVATE INVESTMENTS VI LLC
COMPASS PRIVATE INVESTMENTS VI LP
COMPASS PRIVATE INVESTMENTS VI MASTER LP
COMPASS PRIVATE INVESTMENTS VII MASTER SUB-FUND
COMPASS PRIVATE INVESTMENTS VII SUB-FUND
COMPASS SPECIAL SITUATIONS FUND LLC
COMPASS SPECIAL SITUATIONS IRA FUND LLC
MIO EVERGREEN FUND ICAV
MIO EVERGREEN FUND LLC
MIO EVERGREEN MASTER FUND ICAV
MIO PRIVATE INVESTMENTS ICAV
MIO PRIVATE INVESTMENTS LP
MIO PRIVATE INVESTMENTS MASTER ICAV1

1 Applicants’ names were changed from Compass Private Investments ICAV, Compass Private Investments LP and Compass Private Investments Master ICAV to MIO Private Investments ICAV, MIO Private Investments LP and MIO Private Investments Master ICAV, respectively, since the Application was filed. Compass Private Investments VII Series was also added as a Fund since the Application was filed.

(Names of Applicants)

c/o McKinsey & Company, Inc.
55 East 52nd Street
New York, New York 10022
(Address of principal offices of Applicants)

AMENDED AND RESTATED APPLICATION FOR A SUPERSEDING ORDER PURSUANT TO SECTIONS 6(b) AND 6(e) OF THE INVESTMENT COMPANY ACT OF 1940 TO AMEND AND RESTATE AN ORDER OF EXEMPTION PREVIOUSLY GRANTED

Written communications regarding this Application and copies of all orders should be addressed to the following persons:

Casey Lipscomb
MIO Partners, Inc.
630 5th Ave., 37th Floor
New York, NY 10111

David Form
Sidley Austin LLP
787 7th Avenue
New York, New York 10019

This Application consists of 99 pages, including exhibits.

TABLE OF CONTENTS

I.	SUMMARY	1

II.	STATEMENT OF FACTS	2

A.	McKinsey and MIO	2

B.	Fund Structure and Purpose	3

C.	The Future Funds	3

D.	Eligible Employees and Qualified Participants	4

E.	Terms of the Funds	5

F.	Management	8

G.	Investments	8

H.	Reports and Accounting	10

III.	REQUEST FOR ORDER	10

A.	Section 17(a)	12

B.	Section 17(d) and Rule 17d-1	13

C.	Section 17(e)	15

D.	Section 17(f)	16

E.	Section 17(g)	16

F.	Section 17(j)	17

G.	Sections 30(a), (b) and (e)	18

H.	Section 30(h)	18

I.	Rule 38a-1	19

IV.	APPLICANTS’ CONDITIONS	19

V.	PROCEDURAL MATTERS	21

VI.	CONCLUSION	22

Exhibits

I.	SUMMARY

McKinsey & Co., Inc. (“McKinsey”), an internationally known business consulting and management firm, is the parent company of MIO Partners, Inc. and its affiliates as defined in Rule 12b-2 under the Securities Exchange Act of 1934 (MIO and its affiliates, collectively, “MIO” and each, an “MIO Entity”). MIO has organized each fund that is utilizing the exemptions (collectively, the “Funds” and each, a “Fund”) and may in the future organize Future Funds (as defined below) as “employees’ securities companies” as defined in Section 2(a)(13) of the Investment Company Act of 1940, as amended (the “1940 Act”).

The Securities and Exchange Commission (the “Commission”) previously granted the predecessors of MIO an order exempting MIO and related entities from certain provisions of the 1940 Act.2 Additional applications for amendment were filed on each of August 13, 2004, January 31, 2006 and March 30, 2007 (the “Previous Applications”).

This amendment (i) supersedes the Previous Applications, (ii) requests exemptive relief consistent with exemptive relief recently granted to employees securities companies by the Commission and (iii) updates certain non-material factual information regarding MIO and the Funds.

MIO and the Funds (together, the “Applicants”) hereby request a superseding order (the “Requested Order”) from the Commission that amends and restates the previous order pursuant to Sections 6(b) and 6(e) of the 1940 Act, exempting the Funds from all provisions of the 1940 Act and the rules and regulations under the 1940 Act, except Sections 9, 17, 30, 36 through 53, and the rules and regulations thereunder (the “Rules and Regulations”).3 With respect to Sections 17(a), (d), (e), (f), (g), and (j) and 30(a), (b), (e), and (h) of the 1940 Act and the Rules and Regulations, and Rule 38a-1 under the 1940 Act, the Applicants request a limited exemption as set forth in this application (the “Application”).

No form having been prescribed by the Commission, the Applicants proceed under Rule 0-2 under the 1940 Act.

The Applicants state that the Funds offered in reliance on Rule 6b-1 under the 1940 Act prior to a final determination on the Application by the Commission will comply with all of the terms and conditions stated in the most recent version of the Application filed with the Commission.

The Funds are intended to provide investment opportunities and to facilitate the recruitment and retention of high caliber professionals for McKinsey and MIO.

2 In the Matter of Partners Income Fund, Investment Company Act Release No. 18948 (September 14, 1992) (the “Original Order”),  as subsequently amended in Investment Company Act Release No. 22570 (March 18, 1997) (the “1997 Amendment”). The Original Order’s notice of filing can be found in Investment Company Act Release No. 18897 (August 17, 1992). The 1997 Amendment’s notice of filing can be found in Investment Company Act Release No. 22521 (February 20, 1997).
3 Applicants are not requesting any exemption from any provision of the 1940 Act or any rule thereunder that may govern a Fund’s eligibility to invest in an MIO Entity relying on Section 3(c)(1) or 3(c)(7) of the 1940 Act or a Fund’s status under the 1940 Act.

On the basis of the Applicants’ experience in the administration of the Funds, the Applicants believe the relief requested by this Application will provide greater flexibility in the management of the Funds with the purpose to reward and retain key personnel.

MIO or an MIO Entity exercises control over the management and operations of each Fund during the life of such Fund to the exclusion of employees holding beneficial interests therein. Each Fund has, or will have, MIO or an MIO Entity as a general partner or a managing member, investment manager or other similar entity that manages, operates and controls such Fund (together, a “General Partner”), as well as all accounting and administrative functions. MIO will control each Fund within the meaning of Section 2(a)(9) of the 1940 Act.

All potential investors in a Fund will be informed that (i) interests in the Funds will be sold in transactions exempt under Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”), or Regulation D or Regulation S promulgated thereunder, and thus offered without registration under, and without the protections afforded by, the 1933 Act, and (ii) the Funds will be exempt from most provisions of the 1940 Act and from the protections afforded thereby.

The Applicants believe that, in view of the facts described below and the conditions contained in this Application, and in view of the access to information, investment sophistication and financial capacity of the potential investors, the concerns regarding overreaching and abuse of investors that the 1940 Act was designed to prevent will not be present.

II.	STATEMENT OF FACTS

A statement of the facts relied upon as the basis for the action of the Commission herein requested is as follows:

A.	McKinsey and MIO

McKinsey, a privately-held New York corporation, is an internationally known business consulting and management firm that engages in problem solving for a wide range of top-level corporations, financial institutions, governmental institutions and other organizations. McKinsey advises these companies and institutions on the most critical business problems and issues that they face.

MIO,  a Delaware corporation and a wholly-owned subsidiary of McKinsey, has been registered with the Commission as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) since 1992 and has been registered as a commodity pool operator with the Commodities Futures Trading Commission (the “CFTC”) since 1988.

MIO has established the Funds and may in the future establish Future Funds (as defined below) for the benefit of Eligible Employees (as defined below) as part of a program designed to create capital building opportunities and to facilitate the recruitment and retention of high caliber professionals.

B.	Fund Structure and Purpose

MIO acts as McKinsey’s internal investment office, operating and administering investment funds for the benefit of McKinsey employees (as permitted under existing terms and other applicable regulations), as well as acting as investment adviser to certain McKinsey-sponsored pension plans. Each Fund is an “employees’ securities company” within the meaning of Section 2(a)(13) of the 1940 Act and operates or will operate pursuant to the Requested Order, should it be granted. The affairs of each Fund are and are anticipated to be governed by a limited liability company agreement (or limited partnership agreement, as applicable) and related documents (in each case, the “Organizational Documents”).

The Funds enable certain Eligible Employees (as defined below) and others (as collectively defined below under “Qualified Participants”) to pool their investment resources and to receive the benefit of certain opportunities that come to the attention of MIO. In addition, the pooling of resources allows Qualified Participants to diversify their investments and participate in investments that usually would not be offered to them as individual investors and that might be beyond their individual means. The ultimate purpose of the Funds is to reward and retain key personnel of McKinsey.

MIO has established the Funds and may in the future establish Future Funds  for the benefit of Eligible Employees as part of a program designed to create capital building opportunities and to facilitate the recruitment and retention of high caliber professionals.

MIO intends for the Funds to provide long term financial incentives for Eligible Employees to preserve MIO’s competitive advantage and to align the financial interests of Eligible Employees with those of MIO’s clients. Pooling of resources should allow the Eligible Employees diversification of investments and participation in investments which would usually not be available to them as individual investors.

C.	The Future Funds

From time to time in the future, MIO may organize limited partnerships, limited liability companies, business trusts or other entities that will be “employees’ securities companies” as defined in Section 2(a)(13) of the 1940 Act and that will rely on the Requested Order (each, a “Future Fund”). The Future Funds will likely be substantially similar in many material respects to the Funds.

A Future Fund may be structured as a domestic or offshore limited or general partnership, limited liability company, corporation, business trust or other entity. MIO may also form parallel funds organized under the laws of various jurisdictions in order to create the same investment opportunities for Eligible Employees in other jurisdictions. A Future Fund will operate in accordance with its Organizational Documents, and the specific investment objectives and strategies for a Future Fund will be set forth therein. Each Qualified Participant will receive a copy of the Organizational Documents before making an investment in a Future Fund. The terms of a Future Fund will be disclosed to each Eligible Employee at the time the investor is invited to participate in the Future Fund.

D.	Eligible Employees and Qualified Participants

Interests in the Funds will be offered in a transaction exempt from registration under Section 4(a)(2) of the 1933 Act, as amended, or Regulation D promulgated thereunder, and will be sold only to “Qualified Participants,” which term refers to: (i) current and former employees, officers and directors of McKinsey or any of its affiliated entities (including people in administration, marketing, and operations), and up to 35 individuals who are Non-Accredited Investors (as defined below) (“Eligible Employees”) (ii) spouses, parents, children, spouses of children, brothers, sisters and grandchildren of Eligible Employees, including step and adoptive relationships) (“Eligible Family Members”); (iii) a trust of which a trustee, grantor and/or beneficiary is an Eligible Employee; a partnership, corporation or other entity controlled by an Eligible Employee; and a trust or other entity established solely for the benefit of Eligible Employees and/or Eligible Family Members (an “Eligible Investment Vehicle”); and (iv) McKinsey, MIO or any affiliate thereof.4 In order to ensure that a close nexus between the Qualified Participants and McKinsey is maintained, the terms of each Organizational Document for a Fund will provide that any Eligible Family Member participating in such Fund (either through direct beneficial ownership of an interest or as an indirect beneficial owner through an Eligible Investment Vehicle) cannot, in any event, be more than two generations removed from an Eligible Employee. If, to the knowledge of a Fund’s General Partner, a person more than two generations removed (e.g., a great-grandchild) becomes the beneficial owner of an interest, the Fund will be required to repurchase the interest from such person at fair value or otherwise cause such interest to be transferred by such person for fair value to a Qualified Participant. MIO may in its discretion circumscribe more narrowly the permitted categories of Qualified Participants that may invest or own an interest in a Fund.

Each Eligible Employee and Eligible Family Member will be an Accredited Investor under Rule 501(a)(5), 501(a)(6), 501(a)(10) or 501(a)(11) of Regulation D under the 1933 Act. In addition, MIO may permit the Funds to offer interests to up to 35 Eligible Employees who are not Accredited Investors (“Non-Accredited Investors”5).

4 Qualified Participants in limited circumstances may appoint Eligible Family Members or have a court-appointed agent (“attorney-in-fact”) acting as power of attorney to manage the legal affairs of the Qualified Participant to address end-of-life issues or mental or physical impairments. The attorney-in-fact may direct the Qualified Participant to redeem or transfer existing investments but shall not have the power to direct the Qualified Participant to make new investments.
5 Eligible Employees who are Non-Accredited Investors must meet the sophistication requirements set forth in Rule 506(b)(2)(ii) of Regulation D under the 1933 Act and may be permitted to invest his or her own funds in the Fund if, at the time of such Eligible Employee’s investment in a Fund, he or she (i) has a graduate degree in business, law or accounting, (ii) has a minimum of five years of consulting, investment management, investment banking, legal or similar business experience, and (iii) has had reportable income from all sources of at least $100,000 in each of the two most recent years and a reasonable expectation of income from all sources of at least $140,000 in each year in which such person will be committed to make investments in a Fund. In addition, such Eligible Employee will not be permitted to invest in any year more than 10% of his or her income from all sources for the immediately preceding year in the aggregate in such Fund and in all other Funds in which he or she has previously invested.

A Qualified Participant may purchase an interest through an Eligible Investment Vehicle only if either (i) the investment vehicle is an Accredited Investor, as defined in Rule 501(a) of Regulation D under the 1933 Act or (ii) the Eligible Employee is a settlor6 and principal investment decision-maker with respect to the investment vehicle. The inclusion of partnerships, corporations or other entities that are controlled by Eligible Employees in the definition of Eligible Investment Vehicle is intended to enable these Eligible Employees to make investments in the Funds through personal investment vehicles for the purpose of personal and family investment and estate planning objectives. Accordingly, there is a close nexus between MIO and such an investment vehicle through the Eligible Employee who controls the vehicle. As a result of the requirements described above, interests in a Fund, with limited exceptions described in this Section D, will be held by persons and entities with a close nexus to MIO through employment or other ongoing relationships or family ties.

Eligible Employees will be experienced in the business consulting and management  businesses or in administrative, financial, accounting, legal, marketing or operational activities related thereto. Eligible Employees will be individuals who satisfy certain financial and sophistication standards, are able to make investment decisions on their own and will not need the protection of the regulatory safeguards intended to protect the public.

Prior to offering interests in a Fund to a Qualified Participant, MIO must reasonably believe that the Eligible Employee or Eligible Family Member will be capable of understanding and evaluating the merits and risks of participation in a Fund and that each such individual is able to bear the economic risk of such participation and afford a complete loss of his or her investments in the Fund. MIO may impose more restrictive suitability standards in its sole discretion.

Notwithstanding the foregoing or anything contrary in this Application, MIO or McKinsey will have the absolute right to purchase any interest for its fair value if MIO determines in good faith that any investor’s continued ownership of such interest jeopardizes such Fund’s status as an “employees’ securities company” under the 1940 Act and as contemplated by this Application.

Accordingly, given the nexus among the Eligible Employees, Eligible Family Members, Eligible Investment Vehicles and McKinsey, and the mechanisms that will be in place to ensure that only those persons with a close affiliation with McKinsey become and remain investors in a Fund, the Applicants believe that the limitations on the class of persons and entities who may subscribe for, acquire or hold interests in a Fund enables each such Fund to qualify as an “employees’ securities company” under Section 2(a)(13) of the 1940 Act.

E.	Terms of the Funds

The terms of each Fund will be determined by MIO in its discretion, consistent with the terms and conditions of the Requested Order, and such terms will be fully disclosed to each Qualified Participant (or person making the investment on behalf of the Qualified Participant) at the time the Qualified Participant is invited to participate in the Fund. Each Qualified Participant (or person making the investment on behalf of the Qualified Participant) will be furnished with a copy of the Organizational Document for the relevant Fund. The Organizational Document will set forth in full the terms applicable to an investor’s interest in such Fund.

6 If such investment vehicle is an entity other than a trust, the term “settlor” shall be read to mean a person who created such vehicle, alone or together with other eligible individuals, and contributed funds to such vehicle.

Interests in a Fund may be issued in one or more series, each of which corresponds to particular Fund investments (each, a “Series”). Each Series will be an employees’ securities company within the meaning of Section 2(a)(13) of the 1940 Act.

The purchase price for an interest in a Fund may be payable in full upon subscription or in installments as determined by MIO. A Fund may permit capital contributions to be payable in a manner that varies from other Funds, including payment through capital calls. The terms and conditions relating to payment of the purchase price and capital contributions will be fully disclosed to Qualified Participants prior to the acceptance of their subscription documents.

There are no fixed minimum or maximum capital contribution or capital commitment amounts. Instead, each Fund’s Organizational Documents set forth the minimum amount of total capital contributions or capital commitments, as applicable, as determined by MIO in its sole discretion, that a Qualified Participant is required to make to the relevant Fund during the term of the relevant investment program and the manner in which capital contributions or capital commitments, as applicable, determine the Qualified Participant’s interest in the relevant Fund. Further, an Eligible Employee who has left McKinsey or its affiliates is permitted, subject to MIO’s sole discretion, to make additional capital contributions and capital commitments, as applicable, in Funds in which they participate despite his or her current employment status.

The Organizational Documents or other documents related to the Fund will state whether MIO, McKinsey or a McKinsey affiliate will make any loans to an Qualified Participant to purchase an interest in the Fund and, if so, the specific term of such loans. Even if part of an investor’s interest in a Fund that is a closed-end management investment company is acquired or cancelled by MIO, such investor may still be required to make additional capital contributions for the payment of fees or expenses relating to Fund investments in which an investor retains an interest.

An investor in a Fund that fails to contribute any part of its capital commitment or any portion of a fee calculated with respect to that investor shall be in default. The terms and conditions relating to a default with respect to interests in a Fund (if applicable) will be fully disclosed to Qualified Participants prior to the acceptance of their subscription documents.

MIO may have the right, but not the obligation, to repurchase, cancel, mandatorily redeem or transfer to another Qualified Participant the interest of (i) an Eligible Employee who ceases to be an employee, officer or director of any MIO Entity for any reason or (ii) any Eligible Family Member of any person described in clause (i). The Organizational Documents for each Fund will describe, if applicable, the amount that an investor would receive upon repurchase, cancellation, redemption or transfer of its interest. The investor will, at a minimum, be paid the lesser of (i) the amount actually paid by the investor to acquire the interest (plus interest, as reasonably determined by MIO) less any amounts paid to the investor as distributions (if applicable), and (ii) the fair value, determined at the time of repurchase, redemption or transfer in good faith by MIO, of such interest.

MIO may determine in its sole discretion the terms of the Funds’ redemption rights. The Organizational Documents of each Fund disclose such redemption rights. Such disclosure, if any, includes the timing of such redemptions and whether there are any conditions or restrictions on such redemptions, such as gates or redemption fees. In the event a Fund imposes any redemption fees, such fees will be allocated to the accounts of the remaining Qualified Participants and not to the account of the General Partner or MIO.

Interests in a Fund will not be transferable except with the express consent of the General Partner, and then only to a Qualified Participant. The terms and conditions of transferability of interests in a Fund will be fully disclosed to Qualified Participants prior to the acceptance of their subscription documents. No fee of any kind is charged in connection with the transfer of interests.

MIO may make loans to a Fund and is expected to contribute capital to the Funds. If MIO makes loans to a Fund, the lender will be entitled to receive interest, provided that the interest rate will be no less favorable to the borrower than the rate obtainable on an arm’s length basis. The possibility of any such borrowings, as well as the terms thereof, would be disclosed to Qualified Participants prior to their investment in a Fund. Any indebtedness of the Fund will be the debt of the Fund and without recourse to the investors. The Fund will retain the right to require the payment of any unfunded capital contributions from the investors for any appropriate Fund purpose, including the payment of Fund indebtedness, and may be permitted to assign this right to any lender to the Fund. A Fund will not borrow from any person if the borrowing would cause any person not named in Section 2(a)(13) of the 1940 Act to own securities of the Fund (other than short-term paper). A Fund will not lend any funds to an MIO Entity.

The profits and losses of a Fund will be determined in compliance with applicable tax rules and regulations and in accordance with the Organizational Documents of the Fund. The General Partner may, in its sole discretion, establish reserves for liabilities and expenses of the Fund. Distributions of Fund profits will be made at the time and in the amounts determined by the General Partner in accordance with the terms of the Organizational Documents, which include a description of the rules governing the timing and amount of any such distributions. The General Partner will have discretion in distributing cash and proceeds from the Fund investments to the investors. Securities being distributed in kind will be valued at fair market value in good faith by MIO or by an independent third-party appointed by MIO.

The term of a Fund will be set forth in its Organizational Documents. Each Fund may be dissolved prior to the expiration of its term upon the occurrence of specified events, also set forth in its Organizational Documents. Upon dissolution of a Fund, the Fund’s assets will be distributed in accordance with its Organizational Documents.

F.	Management

Each Fund’s management authority is vested exclusively in MIO. All investment decisions for the Funds with respect to selecting portfolio managers, the type of investments for the Funds’ assets, the Funds’ investment strategy and the allocation of such assets among various portfolio managers are made by MIO, and investors have no voice in such decisions. The General Partner may delegate administrative responsibilities to a third party administrator or management entity.7 MIO is an investment adviser within the meaning of Section 9 and Section 36 of the 1940 Act and is subject to those sections. Further, MIO and the members of any investment committee of a Fund will be, as applicable, an “employee, officer, director, member of an advisory board, investment adviser, or depositor” of the Fund within the meaning of Section 9 of the 1940 Act, and subject to that section, and the General Partner and the members of any investment committee of a Fund will be, as applicable, an “officer, director, member of any advisory board, investment adviser, or depositor” of the Fund within the meaning of Section 36 of the 1940 Act, and subject to that section.

MIO will control the Funds within the meaning of Section 2(a)(9) of the 1940 Act. MIO or any other person acting for or on behalf of the Funds shall act in the best interest of the Funds and their investors. Whenever any entity that acts for or on behalf of the Funds is required or permitted to make a decision, take or approve an action, or omit to do any of the foregoing in such person’s discretion, then such person shall exercise such discretion in accordance with reasonableness and good faith and any fiduciary duties owed to the Funds and the investors.

MIO expects to be paid a management fee for its services to a Fund. In addition, MIO may receive a performance-based fee or allocation (an “Incentive Fee”) based on the net gains of the Fund’s investments, in addition to any amount allocable to the General Partner’s or MIO’s capital contribution.8

Expenses that may be charged by MIO to a Fund could include legal and accounting fees, organizational expenses, administrative expenses, other operating expenses (including the Fund’s pro rata share of expenses incurred by MIO in connection with potential investments) and the Fund’s pro rata share of certain expenses of MIO as described in the Organizational Documents of the applicable Fund, including costs and expenses related to trading-related research, internal research and development. The Organizational Documents of each Fund will include detailed descriptions of the fees and expenses that may be charged to the Fund, including the fees and expenses of MIO.

G.	Investments

A Fund may operate either as closed-end or open-end investment companies within the meaning of Section 5(a) of the 1940 Act, as either non-diversified or diversified companies within the meaning of Section 5(b) of the 1940 Act and their investment objective or objectives utilize either a short- or a long-term investment horizon, offering (i) capital appreciation, (ii) income-oriented investments or (iii) a combination of (i) and (ii).

7 For certain non-U.S. entities which are subject to EU regulatory requirements, an Alternative Investment Fund Manager (“AIFM”) or similar management structure may be utilized. In these structures, however, MIO and its affiliates are delegated all investment authority.
8 If a General Partner or MIO is registered under the Advisers Act, the Incentive Fee payable to it by a Fund will be pursuant to an arrangement that complies with Rule 205-3 under the Advisers Act. All or a portion of the Incentive Fee may be paid to individuals who are officers, employees or equity holders of MIO or its affiliates.

The specific investment objectives and strategies for each Fund are fully disclosed in such Fund’s private placement memorandum (“PPM”).  Each Qualified Participant receives a copy of the PPM, the Fund’s limited partnership or limited liability company agreement and other Organizational Documents prior to his or her investment in such Fund. Each Fund discloses in such Organizational Documents to each Qualified Participant at a reasonable time prior to the sale of interests therein, such material information necessary for understanding the Fund and its business.

Each Fund invests either directly or indirectly through one or more investment vehicles managed by (i) MIO, (ii) in limited partnerships and other limited liability vehicles (the “Portfolio Funds”) or (iii) in managed accounts (“Managed Accounts”), managed by unaffiliated portfolio managers. The Portfolio Funds, for the purposes of the Fund’s investments, are private, non-registered collective investment funds that may include, but are not limited to, companies, limited partnerships, limited liability companies, investment trusts and joint ventures. MIO may also cause the Funds to make direct investments.

No sales load or similar fee of any kind will be charged in connection with the sale of interests in a Fund.

Each Fund may invest in investment opportunities offered to, or that come to the attention of, McKinsey, including opportunities in which McKinsey and/or its shareholders (including Qualified Participants of the Funds) may invest for their own respective accounts. The Funds also may sell securities positions to, or buy securities positions from, McKinsey or McKinsey shareholders. The Funds do not intend to act as a lender to their affiliates except to the extent that the Funds may invest in debt securities issued by entities that might fall within the definition of affiliate (e.g., if McKinsey or a Fund owns 5% of the outstanding voting securities in such entity).

A Fund may directly or indirectly through an investment in a Portfolio Fund or a Managed Account seek capital appreciation through, among other investments, equities (including listed, unlisted, traded or privately offered, domestic, foreign, depository receipts and preferred); secured and unsecured debt (including both corporate and sovereign, mortgage-backed to-be-announced securities, bank loans, vendor claims and other legal and/or contractual claims); futures; forward contracts; options; convertible bonds and preferred stock; derivative instruments, including listed and over-the-counter, swaps and other equity or fixed income related instruments; contracts for differences; currencies; commodities; and pooled investment vehicles managed by third parties.

Pending investment of capital contributions or capital commitments, as applicable, reinvestment of proceeds of investments and distribution of proceeds to Qualified Participants, a Fund’s funds may be invested in short-term investments.

If the General Partner elects to recommend that a Fund enter into any side-by-side investment with an unaffiliated entity, the General Partner will be permitted to engage as a sub-investment adviser the unaffiliated entity (an “Unaffiliated Subadviser”), which will be responsible for the management of such side-by-side investment.

If an Unaffiliated Subadviser is entitled to receive a carried interest, it may also act as an additional General Partner of a Fund solely in order to address certain tax issues relating to such carried interest. In all such instances, however, an MIO Entity will also be a General Partner of the Fund and will have exclusive responsibility for making the determinations required to be made by the General Partner under this Application. No Unaffiliated Subadviser will beneficially own any outstanding securities of any Fund.

A Fund will not acquire any security issued by a registered investment company if immediately after such acquisition such Fund will own more than 3% of the outstanding voting stock of the registered investment company. In addition, a Fund may acquire shares of money market funds in compliance with Rule 12d1-1 under the 1940 Act.

Subject to the terms of the applicable Organizational Documents and this Application, a Fund will be permitted to enter into transactions involving (i) an MIO Entity, (ii) a portfolio investment or (iii) any partner, person or entity affiliated with a partner. Such transactions may include, without limitation, the purchase or sale by the Fund of an investment, or an interest therein, from or to any MIO Entity acting as principal. Prior to engaging in any such transactions that are Section 17 Transactions (as defined below), the General Partner must make the findings and comply with the recordkeeping requirements of Condition 1.

H.	Reports and Accounting

A Fund will send its investors an annual financial statement with respect to those investments in which the investor had an interest within 180 days after the end of each fiscal year of the Fund (or shorter period required by applicable law) or as soon as practicable after the end of the Fund’s fiscal year. The financial statement will be audited by independent certified public accountants. In addition, as soon as practicable after the end of each calendar year, a report will be sent to each investor setting forth the information with respect to such investor’s share of income, gains, losses, credits and other items for U.S. federal and state income tax purposes resulting from the operation of the Fund during that year. For purposes of this requirement “audit” shall have the meaning defined in Rule 1-02(d) of Regulation S-X.

The value of the investors’ capital accounts will be determined at such times as the General Partner or MIO deems appropriate or necessary; however, such valuation will be done at least annually at the Fund’s fiscal year-end. The General Partner or MIO will value the assets held by a Fund in good faith in accordance with the procedures disclosed in the Fund’s Organizational Documents.

III.	REQUEST FOR ORDER

Section 6(b) provides that the Commission shall exempt employees’ securities companies from the provisions of the 1940 Act if and to the extent that such exemption is consistent with the protection of investors. Section 6(e) provides that in connection with any order exempting an investment company from any provision of Section 7, certain specified provisions of the 1940 Act shall be applicable to such company, and to other persons in their transactions and relations with such company, as though such company were registered under the 1940 Act, if the Commission deems it necessary or appropriate in the public interest or for the protection of investors. On the basis of the foregoing statement of facts, the Applicants submit that the action of the Commission herein requested is appropriate in the public interest and consistent with the protection of investors and the purposes fairly intended by the policies and provisions of the 1940 Act for the following reasons:

(a)
each Fund is or will be an “employees’ securities company” as such term is defined in Section 2(a)(13) of the 1940 Act; all investors in a Fund will be Qualified Participants; each Qualified Participant will be an “accredited investor” under Rule 501(a) of Regulation D (or one of the 35 Non-Accredited Investors discussed above); and no sales load, advisory fee or compensation (other than any management fee, any carried interest and/or any other compensation provided for in the applicable Organizational Documents) is payable directly or indirectly to MIO by such Fund;

(b)
with respect to each Fund, there is a substantial community of economic and other interests among MIO, McKinsey and the investors in such Fund, taking into consideration the concern of McKinsey with the morale of its personnel and the importance to McKinsey of attracting and retaining its personnel; and there is no public group of investors to whom interests in such Fund will be offered or sold;

(c)
any investment program for a Fund will be conceived and organized by persons who may be investing, directly or indirectly, or may be eligible to invest, in such Fund and will not be promoted to Eligible Employees by persons outside of McKinsey seeking to profit from fees for investment advice or from the distribution of securities;

(d)
the potentially burdensome aspects of compliance, including the requirement that an application be filed each and every time each Fund considers a (i) co-investment with MIO or any MIO affiliate  or (ii) purchase or sale to or from McKinsey or any McKinsey affiliate; and the imposition of a burden of unnecessary expenditures both of money and time on the part of the General Partner of such Fund and on the part of such Fund, and to some extent on the part of the staff of the Commission, in light of the substantial protections afforded to the investors in such Fund with respect to such matters as independent accountants, the furnishing of reports to investors in such Fund, and in the conditions and other restrictions on such Fund’s operations contained in this Application; and

(e)
the fact that Eligible Employees will be professionals who meet the current standard of “accredited investor” under Rule 501(a) of Regulation D (or the standard applicable to the 35 Non-Accredited Investors discussed above) and, in the reasonable belief of the General Partner, are each equipped by experience and education to understand and evaluate the structure, management and plan of each Fund as compared to other investment opportunities, to understand and evaluate the merits and risks of investing in such Fund and to understand that such Fund is being offered without registration under the 1940 Act and the 1933 Act and the protections afforded thereby.

WHEREFORE, the Applicants respectfully request that the Commission enter an Order pursuant to Sections 6(b) and 6(e) of the 1940 Act exempting the Funds from all the provisions of the 1940 Act and the rules and regulations under the 1940 Act, except Sections 9, 17, 30, 36 through 53, and the Rules and Regulations thereunder. With respect to Sections 17(a), (d), (e), (f), (g), and (j) and 30(a), (b), (e), and (h) of the 1940 Act and the Rules and Regulations thereunder, and Rule 38a-l under the 1940 Act, Applicants request a limited exemption as set forth in this Application.

A.	Section 17(a)

Section 17(a) of the 1940 Act generally prohibits any affiliated person of a registered investment company, or any affiliated person of such a person, acting as principal, from knowingly selling or purchasing any security or other property to or from the investment company.

The Applicants request an exemption from Section 17(a) to the extent necessary to permit a Fund to: (i) purchase from McKinsey, MIO or any affiliated person thereof, securities or interests in properties previously acquired for the account of McKinsey, MIO or any affiliated person thereof (including directors, officers or employees of MIO or McKinsey); and (ii) sell to McKinsey, MIO or any affiliated person thereof, securities or interests in properties previously acquired by the Funds (including directors, officers or employees of MIO or McKinsey); and (iii) invest in companies, partnerships or other investment vehicles offered, sponsored or managed by McKinsey, MIO or any affiliated person thereof; and (iv) purchase interests in any company or other investment vehicle: (a) in which McKinsey or MIO owns 5% or more of the voting securities or (b) that is otherwise an affiliated person of the Fund (or an affiliated person of such an affiliated person), MIO or McKinsey (for example, the Applicants may require relief from Section 17(a) if a Fund sought to purchase a security and an affiliate of the Fund served as an officer or director of the issuer (or served as general partner or investment adviser in the case of a venture capital fund issuer)).

The relief is requested to permit each Fund the flexibility to deal with its investments in the manner MIO deems most advantageous to all investors in the Fund, or as required by MIO, including, without limitation, borrowing funds from an MIO Entity, restructuring its investments, having its investments redeemed, tendering such Fund’s securities or negotiating options or implementing exit strategies with respect to its investments. Without an exemption, a Fund may be restricted in its ability to negotiate favorable terms under Section 17(a). Indeed, without the requested relief, MIO may be unable to achieve the best possible returns for such Fund or to effectuate the investment program contemplated by MIO, such Fund and its investors. The requested exemption is also sought to ensure that each Fund or any investment controlled by such Fund will have the ability to buy and sell securities in underwritten offerings and other transactions in which an MIO Entity participates.

In addition to seeking the relief described above, the Applicants request a specific exemption from Section 17(a) so that Funds are permitted (i) to invest in entities advised, managed or underwritten by an MIO Entity, (ii) to purchase short-term instruments from, or sell such instruments to, an MIO Entity or (iii) to enter into repurchase agreements with an MIO Entity. A Fund will pay no fee (other than any customary transaction charges also applicable to unaffiliated parties in similar transactions) in connection with the purchase of short-term instruments from an MIO Entity.

An exemption from Section 17(a) is consistent with the policy of each Fund and the protection of investors and necessary to promote the basic purpose of such Fund, as more fully discussed with respect to Section 17(d) below. The investors in each Fund will have been fully informed of the possible extent of such Fund’s dealings with McKinsey, MIO or any affiliated person thereof, and of the potential conflicts of interest that may exist. Applicants assert that the Qualified Participants are informed in the Funds’ PPM of the possible extent of the Funds’ dealings with McKinsey, MIO or any affiliated person thereof and, as financially sophisticated professionals and investors, will be able to evaluate the risks associated with those dealings. The community of interest among the investors in each Fund, on the one hand, and McKinsey, MIO or any affiliated person thereof, on the other hand, is the best insurance against any risk of abuse. Applicants acknowledge that the requested relief will not extend to any transactions between a Fund and an Unaffiliated Subadviser or any affiliated person of the Unaffiliated Subadviser, or between a Fund and any person who is not an employee, officer or director of MIO or is an entity outside of MIO and is an affiliated person of the Fund as defined in Section 2(a)(3)(E) of the 1940 Act (“Advisory Person”) or any affiliated person of such person.

The considerations described above will protect each Fund and limit the possibilities of conflicts of interest and abuse of the type that Section 17(a) was designed to prevent. Consistent with the foregoing, the Applicants agree to abide by the conditions set forth in Section IV of this Application with respect to the relief requested from Section 17(a). In addition, the Applicants, on behalf of the Funds, represent that any transactions otherwise subject to Section 17(a) of the 1940 Act, for which exemptive relief has not been requested, would require approval of the Commission.

B.	Section 17(d) and Rule 17d-1

Section 17(d) of the 1940 Act and Rule 17d-1 thereunder prohibit any affiliated person or principal underwriter for a registered investment company, or any affiliated person of such a person or principal underwriter, acting as principal, from participating in any joint arrangement with the company unless authorized by the Commission. The Applicants request an exemption from Section 17(d) and Rule 17d-1 to the extent necessary to permit affiliated persons of each Fund (including without limitation the General Partner, MIO, an entity advised by MIO or MIO Entities), or affiliated persons of any of these persons to participate in, or effect any transaction in connection with, any joint enterprise or other joint arrangement or profit-sharing plan in which such Fund or a company controlled by such Fund is a participant. The exemption requested would permit, among other things, co-investments by each Fund, each MIO advised entity and individual members or employees, officers or directors of MIO making their own individual investment decisions apart from MIO. To the extent any of the transactions described under the request for exemption from Section 17(a) would come within the purview of Section 17(d) (and Rule 17d-1), such transactions are incorporated hereunder and an exemption from such section and rule is also requested. Applicants acknowledge that the requested relief will not extend to any transaction in which an Unaffiliated Subadviser or Advisory Person or an affiliated person of either has an interest.

Compliance with Section 17(d) would prevent each Fund from achieving a principal purpose, which is to provide a vehicle for Eligible Employees (and other Qualified Participants) to co-invest with MIO or MIO advised entities or, to the extent permitted by the terms of the Fund, with other employees, officers, or directors of MIO or MIO Entities. Because of the number and sophistication of the potential investors in a Fund and persons affiliated with such investors, strict compliance with Section 17(d) would cause such Fund to forego investment opportunities simply because an investor in such Fund or other affiliated person of such Fund (or any affiliated person of such a person) also had, or contemplated making, a similar investment.

The Applicants note that each Fund will be organized for the benefit of Eligible Employees (and other Qualified Participants) as an incentive for them to remain with McKinsey and for the generation and maintenance of goodwill. The Applicants believe that, if the co-investments with MIO are prohibited, the appeal of a Fund for Eligible Employees would be significantly diminished. Eligible Employees have indicated a desire to participate in such co-investment opportunities because they believe that (i) the resources of MIO enable it to analyze investment opportunities to an extent that individual employees would have neither the time nor resources to duplicate, (ii) investments made by MIO will not be generally available to investors even of the financial status of the Eligible Employees, and (iii) Eligible Employees will be able to pool their investment resources, thus achieving greater diversification of their individual investment portfolios.

The flexibility to structure co-investments and joint investments in the manner described above will not involve abuses of the type Section 17(d) and Rule 17d-1 were designed to prevent. The concern that permitting co-investments by MIO, on the one hand, and a Fund on the other, might lead to less advantageous treatment of such Fund, should be mitigated by the fact that (i) MIO will be acutely concerned with its relationship with the investors in such Fund, and (ii) certain officers, directors and/or employees of MIO Entities generally will be investing in such Fund.

In summary, the requested relief under Section 17(d) of the 1940 Act is necessary in light of the purpose of each Fund. Given the criteria for Eligible Employees, and the conditions with which the Funds have agreed to comply, the requested relief is appropriate in light of the purposes of the 1940 Act.

Applicants represent that MIO is an investment adviser within the meaning of Section 9 and Section 36 of the 1940 Act and is subject to those sections. Applicants further represent that MIO and the members of any investment committee of a Fund will be, as applicable, an “employee, officer, director, member of an advisory board, investment adviser, or depositor” of the Fund within the meaning of Section 9 of the 1940 Act, and subject to that section, and that MIO and the members of any investment committee of a Fund will be, as applicable, an “officer, director, member of any advisory board, investment adviser, or depositor” of the Fund within the meaning of Section 36 of the 1940 Act, and subject to that section.

The considerations described above will protect each Fund and limit the possibilities of conflict of interest and abuse of the type which Section 17(d) was designed to prevent. Consistent with the foregoing, the Funds agree to abide by the conditions set forth below to the relief requested from Section 17(d) and Rule 17d-1. In addition, the Applicants, on behalf of the Funds, represent that any transactions otherwise subject to Section 17(d) of the 1940 Act and Rule 17d-1 thereunder, for which exemptive relief has not been requested, would require approval by the Commission.

C.	Section 17(e)

Section 17(e) of the 1940 Act and Rule 17e-1 thereunder limit the compensation an affiliated person may receive when acting as agent or broker for a registered investment company. The Applicants request an exemption from Section 17(e) to permit an MIO Entity (including MIO) that acts as an agent or broker to receive placement fees, advisory fees, brokerage fees or other compensation from a Fund in connection with the purchase or sale by the Fund of securities, provided that the fees or other compensation can be deemed “usual and customary.” The Applicants state that for purposes of this Application, fees or other compensation that are charged or received by an MIO Entity will be deemed to be “usual and customary” only if (i) the Fund is purchasing or selling securities alongside other unaffiliated third parties who are also similarly purchasing or selling securities, (ii) the fees or other compensation being charged to the Fund are also being charged to the unaffiliated third parties and (iii) the amount of securities being purchased or sold by the Fund does not exceed 50% of the total amount of securities being purchased or sold by the Fund and the unaffiliated third parties.

Compliance with Section 17(e) would prevent a Fund from participating in a transaction in which MIO, for other business reasons, does not wish to appear as if the Fund is being treated in a more favorable manner (by being charged lower fees) than other third parties also participating in the transaction. The concerns of overreaching and abuse that Section 17(e) and Rule 17e-1 were designed to prevent are alleviated by the conditions that ensure that (i) the fees or other compensation paid by a Fund to an MIO Entity are those negotiated at arm’s length with unaffiliated third parties and (ii) the unaffiliated third parties have as great or greater interest as the Fund in the transaction as a whole.

Rule 17e-1(b) under the 1940 Act requires that a majority of directors who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) take actions and make approvals regarding commissions, fees, or other remuneration. Rule 17e-1(c) under the 1940 Act requires each Fund to comply with the fund governance standards defined in Rule 0-1(a)(7) under the 1940 Act. The Applicants also request an exemption from Rule 17e-1(b) to the extent necessary to permit each Fund to comply with Rule 17e-1(b) without the necessity of having a majority of the directors of the Fund who are not “interested persons” take such actions and make such approvals as are set forth in Rule 17e-1(b). In the event that all the directors of MIO or other governing body of MIO will be affiliated persons, a Fund could not comply with Rule 17e-1(b) without the relief requested. In such event, the Fund will comply with Rule 17e-1(b) by having a majority of the directors (or members of a comparable body) of the Fund or MIO take such actions and make such approvals as are set forth in Rule 17e-1(b). Each Fund will otherwise comply with all other requirements of Rule 17e-1(b).

Similarly, the Applicants request an exemption from Rule 17e-1(c) to the extent necessary to permit each Fund to comply with Rule 17e-l without the necessity of having a majority of the directors of the Fund be “disinterested persons” as is set forth in Rule 17e-1(c). In the event that all the directors of MIO or other governing body of MIO will be affiliated persons, a Fund could not comply with Rule 17e-1 without the relief requested. Each Fund will otherwise comply with all other requirements of Rule 17e-1(c).

D.	Section 17(f)

Section 17(f) of the 1940 Act provides that the securities and similar investments of a registered management investment company must be placed in the custody of a bank, a member of a national securities exchange or the company itself in accordance with Commission rules. Rule 17f-2 under the 1940 Act specifies the requirements that must be satisfied for a registered management investment company to act as a custodian of its own investments. The Applicants request relief from Section 17(f) and Rule 17f-2 to permit the following exceptions from the requirements of Rule 17f-2:

i.	A Fund’s investments may be kept in the locked files of MIO;

ii.
For purposes of paragraph (d) of the rule, (a) employees of MIO are deemed to be employees of the Funds, (b) employees of MIO are deemed to be officers of the Fund and (c) MIO or its board of directors is deemed to be the board of directors of the Fund; and

iii.
In place of the verification procedure under Rule 17f-2(f), verification will be effected quarterly by two employees of MIO responsible for the administrative, legal and/or compliance functions for funds managed by MIO and who have specific knowledge of custody requirements, policies and procedures of the Funds. With respect to certain Funds, the Applicants expect that many of their investments will be evidenced only by partnership agreements, participation agreements or similar documents, rather than by negotiable certificates that could be misappropriated. The Applicants assert that, for such a Fund, these instruments are most suitably kept in the files of MIO, where they can be referred to as necessary. Applicants will comply with all other provisions of Rule 17f-2, including the recordkeeping requirements of paragraph (e).

E.	Section 17(g)

Section 17(g) and Rule 17(g)-1 generally require the bonding of officers and employees of a registered investment company who have access to its securities or funds. Rule 17g-1 requires that a majority of the directors who are not “interested persons” of a registered investment company take certain actions and give certain approvals relating to the fidelity bonding. Rule 17g-1(g) sets forth certain materials relating to the fidelity bond that must be filed with the Commission and certain notices relating to the fidelity bond that must be given to each member of the investment company’s board of directors. Rule 17g-1(h) provides that an investment company must designate one of its officers to make the filings and give the notices required by paragraph (g). Rule 17g-1(j) exempts a joint insured bond provided and maintained by an investment company and one or more parties from Section 17(d) of the 1940 Act and the rules thereunder. Rule 17g-1(j)(3) requires that the board of directors of an investment company satisfy the fund governance standards defined in Rule 0-1(a)(7).

In the event that all the directors of MIO or other governing body of MIO will be affiliated persons, a Fund could not comply with Rule 17g-1 without the relief requested. The Applicants request an exemption from Rule 17g-1 to the extent necessary to permit a Fund to comply with Rule 17g-1 by having MIO take such actions and make such approvals as are set forth in Rule 17g-1. Applicants also request an exemption from the requirements of Rule 17g-1(g) and (h) relating to the filing of copies of fidelity bonds and related information with the Commission and the provision of notices to the board of directors and from the requirements of Rule 17g-1(j)(3). Applicants believe the filing requirements are burdensome and unnecessary as applied to the Funds. MIO will maintain the materials otherwise required to be filed with the Commission by Rule 17g-1(g) and agree that all such material will be subject to examination by the Commission and its staff. MIO will designate a person to maintain the records otherwise required to be filed with the Commission under Rule 17g-1(g). Applicants also state that the notices otherwise required to be given to the board of directors will be unnecessary as the Funds will not have boards of directors. Each Fund will comply with all other requirements of Rule 17g-1. The fidelity bond of the Funds will cover all employees of MIO who have access to the securities or funds of the Funds.

F.	Section 17(j)

Section 17(j) and Rule 17j-1 require that every registered investment company and the investment adviser of and principal underwriter for the investment company adopt a written code of ethics approved by the board of directors of the investment company that contains provisions reasonably necessary to prevent “access persons” from violating the anti-fraud provisions of the Rule. Under Rule 17j-1, the investment company’s access persons must report to the investment company with respect to transactions in any security in which the access person has, or by reason of the transaction acquires, any direct or indirect beneficial ownership in such security, which reports the investment company must retain in its records. In addition, the investment company’s “investment personnel” must obtain pre-transaction clearance for certain securities transactions and the investment company’s board must consider and review an annual report certifying compliance with the code of ethics.

The Applicants request an exemption from Section 17(j) and Rule 17j-1 (except the anti-fraud provisions of Rule 17j-l (b)) because the requirements contained therein are burdensome and unnecessary as applied to the Funds. Requiring each Fund to adopt a written code of ethics and requiring access persons to report each of their securities transactions (including the attendant record review and retention procedures) would be time consuming and expensive, and would serve little purpose in light of, among other things, the community of interest among the investors in such Fund by virtue of their common association in McKinsey; the substantial and largely overlapping protections afforded by the conditions with which such Fund has agreed to comply; the concern of MIO that personnel who participate in such Fund actually receive the benefits they expect to receive when investing in such Fund; the fact that the investments of such Fund will be investments that usually would not be offered to the investors in such Fund, including those investors who would be deemed access persons, as individual investors; and the existing written compliance policies and procedures that have been adopted by MIO under the Advisers Act which, among other things, include a code of ethics consistent with the requirements applicable to an investment adviser registered under the Advisers Act, each of which will generally be applicable to members of MIO and Eligible Employees.

Accordingly, the requested exemption is consistent with the purposes of the 1940 Act, because the dangers against which Section 17(j) and Rule 17j-1 are intended to guard are not present in the case of any Fund. Moreover, no exemption is requested from the general anti-fraud provisions of Rule 17j-1(b). The relief requested will extend only to entities within MIO and is not requested with respect to any Unaffiliated Subadviser or Advisory Person.

G.	Sections 30(a), (b) and (e)

Sections 30(a), 30(b) and 30(e), and the rules under those sections, generally require that registered investment companies prepare and file with the Commission and mail to their shareholders certain periodic reports and financial statements. The forms prescribed by the Commission for periodic reports have little relevance to a Fund and would entail administrative and legal costs that outweigh any benefit to the investors in such Fund. Also, due to the size and public presence of MIO, the public availability of such reports may lead investors to draw unwarranted inferences from the information contained in such reports. The pertinent information contained in such filings will be furnished to the investors in a Fund, the only class of people truly interested in such material. In view of the community of interest among all parties concerned with a Fund, the fact that all investors in a Fund generally will receive financial statements audited by independent certified public accountants and the fact that interests are not available to the public, but rather a specific group of people, it would seem that the protections afforded by Sections 30(a) and (b) (i.e., public dissemination of information to insure orderly markets and equality of information among the public) is not relevant to a Fund or its operations. Consequently, the Applicants request relief under Sections 30(a) and (b) to the extent necessary to permit each Fund to report annually to its investors in the manner previously described under the section “H. Statement of Facts – Reports and Accounting.”

Exemptive relief is also requested under Section 30(e) to the extent necessary to permit each Fund to report annually to the investors in such Fund in the manner referenced above. It may be possible that certain Funds, directly or indirectly, will hold a relatively small number of privately placed investments over long periods of time. Such investments require sophisticated and complex valuations. In view of the foregoing, the delivery of annual audited financial statements and in light of the lack of trading or public market for interests, it is respectfully submitted that to allow annual, rather than semi-annual, reports would be consistent with the protection of investors and the policies fairly intended by the 1940 Act.

H.	Section 30(h)

Section 30(h) of the 1940 Act requires that every officer, director, member of an advisory board, investment adviser or affiliated person of an investment adviser of a closed-end investment company be subject to the same duties and liabilities as those imposed upon similar classes of persons under Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”). As a result, the General Partner of each Fund and others who may be deemed members of an advisory board or an investment adviser (and affiliated persons thereof) of such Fund may be required to file Forms 3, 4 and 5 with respect to their ownership of interests in such Fund, even though no trading market for the interests would exist and transferability of such interests would be severely restricted. These filings are unnecessary for the protection of investors and burdensome to those required to make them. Because there would be no trading market, and the transfers of interests are severely restricted, the purpose intended to be served by Section 16(a) is not apparent. Accordingly, exemption is requested from the requirements of Section 30(h) to the extent necessary to exempt MIO, directors and officers of MIO and any other persons who may be deemed members of an advisory board or investment adviser (and affiliated persons thereof) of such Fund from filing Forms 3, 4 and 5 with respect to their ownership of interests in such Fund under Section 16 of the 1934 Act.

I.	Rule 38a-1

Rule 38a-1 requires investment companies to adopt, implement and periodically review written policies and procedures reasonably designed to prevent violation of the federal securities laws and to appoint a chief compliance officer. Each Fund will comply with Rule 38a-l(a), (c) and (d), except that (1) to the extent the Fund does not have a board of directors, the board of directors of MIO or other governing body of MIO will fulfill the responsibilities assigned to the Fund’s board of directors under the Rule; (2)  to the extent the board of directors or other governing body of MIO does not have any disinterested members, approval by a majority of the disinterested board members required by Rule 38a-l will not be obtained; and (3) to the extent the board of directors or other governing body of MIO does not have any independent members, the Funds will comply with the requirement in Rule 38a-l(a)(4)(iv) that the chief compliance officer meet with the independent directors by having the chief compliance officer meet with the board of directors or other governing body of MIO as constituted. Each Fund has adopted written policies and procedures reasonably designed to prevent violations of the terms and conditions of this Application, has appointed a chief compliance officer and is otherwise in compliance with the terms and conditions of this Application.

IV.	APPLICANTS’ CONDITIONS

The Applicants agree that any order granting the requested relief will be subject to the following conditions:

1.
Each proposed transaction otherwise prohibited by Section 17(a) or Section 17(d) of the 1940 Act and Rule 17d-1 thereunder to which a Fund is a party (the “Section 17 Transactions”) will be effected only if MIO determines that:

(a)        the terms of the Section 17 Transaction, including the consideration to be paid or received, are fair and reasonable to the Fund and the investors and do not involve overreaching of such Fund or its investors on the part of any person concerned; and

(b)        the Section 17 Transaction is consistent with the interests of the Fund and the investors, such Fund’s Organizational Documents and such Fund’s reports to its investors.

In addition, MIO will record and preserve a description of all Section 17 Transactions, MIO’s findings, the information or materials upon which MIO’s findings are based and the basis for such findings. All such records will be maintained for the life of the Fund and at least six years thereafter, and will be subject to examination by the Commission and its staff. Each Fund will preserve the accounts, books and other documents required to be maintained in an easily accessible place for the first two years.

2.
MIO will adopt, and periodically review and update, procedures designed to ensure that reasonable inquiry is made, prior to the consummation of any Section 17 Transaction, with respect to the possible involvement in the transaction of any affiliated person or promoter of or principal underwriter for such Fund, or any affiliated person of such a person, promoter or principal underwriter.

3.
MIO will not cause the funds of any Fund to be invested in any investment in which a Co-Investor (as defined below) has acquired or proposes to acquire the same class of securities of the same issuer, where the investment involves a joint enterprise or other joint arrangement within the meaning of Rule 17d-1 in which the Fund and a Co-Investor are participants, unless prior to such investment any such Co-Investor agrees, prior to disposing of all or part of its investment, to: (a) give the Fund sufficient, but not less than one day’s, notice of its intent to dispose of its investment; and (b) refrain from disposing of its investment unless the Fund has the opportunity to dispose of the Fund’s investment prior to or concurrently with, on the same terms as, and on a pro rata basis with, the Co-Investor. The term “Co-Investor” with respect to any Fund means any person who is: (a) an “affiliated person” (as defined in Section 2(a)(3) of the 1940 Act) of the Fund; (b) MIO (except when an MIO Entity co-invests with a Fund pursuant to a contractual obligation to the MIO Entity); (c) an officer or director of an MIO Entity; or (d) an entity  in which MIO or an affiliate acts as a general partner or has a similar capacity to control the sale or other disposition of the entity’s securities. The restrictions contained in this condition, however, shall not be deemed to limit or prevent the disposition of an investment by a Co-Investor: (a) to its direct or indirect wholly-owned subsidiary, to any company of which the Co-Investor is a direct or indirect wholly-owned subsidiary or to a direct or indirect wholly-owned subsidiary of its parent; (b) to immediate family members of the Co-Investor, including step or adoptive relationships, or a trust or other investment vehicle established for any Co-Investor or any such family member; or (c) when the investment is comprised of securities that are (i) listed on a national securities exchange registered under Section 6 of the 1934 Act; (ii) NMS stocks, pursuant to Section 11A(a)(2) of the 1934 Act and rule 600(b) of Regulation NMS thereunder; (iii) government securities as defined in Section 2(a)(16) of the 1940 Act; (iv) “Eligible Securities” as defined in rule 2a-7 under the 1940 Act, or (v) listed or traded on any foreign securities exchange or board of trade that satisfies regulatory requirements under the law of the jurisdiction in which such foreign securities exchange or board of trade is organized similar to those that apply to a national securities exchange or a national market system for securities.

4.
Each Fund and MIO will maintain and preserve, for the life of such Fund and at least six years thereafter, such accounts, books, and other documents as constitute the record forming the basis for the audited financial statements that are to be provided to the investors in such Fund, and each annual report of such Fund required to be sent to such investors, and agree that all such records will be subject to examination by the Commission and its staff. Each Fund will preserve the accounts, books and other documents required to be maintained in an easily accessible place for the first two years.

5.
Within 180 days after the end of the fiscal year of each Fund (or shorter period required by applicable law) or as soon as practicable thereafter, MIO will send to each investor in such Fund who had an interest in any capital account of the Fund, at any time during the fiscal year then ended, Fund financial statements audited by the Fund’s independent accountants, except in the case of a Fund formed to make a single portfolio investment. In such cases, financial statements will be unaudited, but each investor will receive financial statements of the single portfolio investment audited by such entity’s independent accountants. At the end of each fiscal year and at other times as necessary in accordance with customary practice, MIO will make a valuation or cause a valuation to be made of all of the assets of the Fund as of the fiscal year end. In addition, as soon as practicable after the end of each tax year of a Fund, MIO will send a report to each person who was an investor in such Fund at any time during the fiscal year then ended, setting forth such tax information as shall be necessary for the preparation by the investor of his, her or its U.S. federal and state income tax returns and a report of the investment activities of the Fund during that fiscal year.

6.
If a Fund makes purchases or sales from or to an entity affiliated with the Fund by reason of an officer, director or employee of MIO (a) serving as an officer, director, general partner or investment adviser of the entity, or (b) having a 5% or more investment in the entity, such individual will not participate in the Fund’s determination of whether or not to effect the purchase or sale.

V.	PROCEDURAL MATTERS

Pursuant to Rule 0-2(f) under the 1940 Act, Applicants state that their addresses are as indicated on the cover page of this Application. Applicants further state that all written communications concerning this Application should be directed to the addresses set forth on the cover page. Applicants request that the Commission issue the Requested Order pursuant to Rule 0-5 under the 1940 Act without a hearing being held.

Pursuant to Rule 0-2(c)(l) under the 1940 Act, each Applicant states that under the provisions of each Applicant’s governing instruments, the responsibility for the management of its affairs and business is vested in its officers or other governing body, as applicable. Each Applicant represents that the undersigned individual is authorized to file this Application in its name and on its behalf.

For the foregoing reasons, Applicants request that the Commission enter an order pursuant to Sections 6(b) and 6(e) of the 1940 Act granting the Applicants the relief sought by this Application.

The Applicants named below have caused this Application to be duly signed on their behalf on April 8, 2025. The certifications required by Rule 0-2(c)(l) under the 1940 Act are attached as Exhibits A-1 to A-32 of this Application, and the verifications required by Rule 0-2(d) under the 1940 Act are attached as Exhibits B-1 to B-32 of this Application.

VI.	CONCLUSION

The above exemptions are being requested because they are considered necessary or relevant to the operations of the Fund as an investment program uniquely adapted to the needs of employees of McKinsey. The exemptions requested are necessary to create an attractive investment program for Eligible Employees and to enable the investment activities of the Fund to maintain the community of interest among all investors. It is respectfully submitted that the protections provided in the sections of the 1940 Act from which exemptions have been requested are not necessary, appropriate, or consistent with the protection of investors provided by the 1940 Act in view of the substantial community of interest among all the parties and the fact that each Fund is or will be an “employees’ securities company” as defined in Section 2(a)(13) of the 1940 Act.

On the basis of the foregoing, the Applicants submit that all the requirements contained in Rule 0-2 under the 1940 Act relating to the signing and filing of this Application have been complied with and that the undersigned, who have signed and filed this Application on behalf of the Applicants, are fully authorized to do so.

MIO PARTNERS, INC.

By:	/s/ Casey Lipscomb

Name: Casey Lipscomb
Title: General Counsel and Secretary

COMPASS CSS HIGH YIELD LLC

By:	MIO Partners, Inc., its managing member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

COMPASS GLOBAL EQUITIES FUND LLC

By:	MIO Partners, Inc., its managing member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

COMPASS OFFSHORE SPECIAL SITUATIONS PCC LIMITED

By:	MIO Partners, Inc., its investment manager

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

COMPASS PRIVATE INVESTMENTS VII SERIES

By:	MIO Partners, Inc., its investment manager

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

COMPASS PRIVATE INVESTMENTS 2015 LLC

By:	MIO Partners, Inc., its managing member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

COMPASS PRIVATE INVESTMENTS 2015 LP

By:	Compass Private Investments 2015 GP LLC, its general partner
By:	MIO Partners, Inc., its sole member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

COMPASS PRIVATE INVESTMENTS 2015 MASTER LP

By:	Compass Private Investments 2015 Master GP LLC, its general partner
By:	MIO Partners, Inc., its sole member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

COMPASS PRIVATE INVESTMENTS 2016 LLC

By:	MIO Partners, Inc., its managing member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

COMPASS PRIVATE INVESTMENTS 2016 LP

By:	Compass Private Investments 2016 GP LLC, its general partner
By:	MIO Partners, Inc., its sole member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

COMPASS PRIVATE INVESTMENTS 2016 MASTER LP

By:	Compass Private Investments 2016 Master GP LLC, its general partner
By:	MIO Partners, Inc., its sole member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

COMPASS PRIVATE INVESTMENTS 2017 LLC

By:	MIO Partners, Inc., its managing member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

COMPASS PRIVATE INVESTMENTS 2017 LP

By:	Compass Private Investments 2017 GP LLC, its general partner
By:	MIO Partners, Inc., its sole member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

COMPASS PRIVATE INVESTMENTS 2017 MASTER LP

By:	Compass Private Investments 2017 Master GP LLC, its general partner
By:	MIO Partners, Inc., its sole member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

COMPASS PRIVATE INVESTMENTS 2018 LLC

By:	MIO Partners, Inc., its managing member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

COMPASS PRIVATE INVESTMENTS 2018 LP

By:	Compass Private Investments 2018 GP LLC, its general partner
By:	MIO Partners, Inc., its sole member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

COMPASS PRIVATE INVESTMENTS 2018 MASTER LP

By:	Compass Private Investments 2018 Master GP LLC, its general partner
By:	MIO Partners, Inc., its sole member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

COMPASS PRIVATE INVESTMENTS V LLC

By:	MIO Partners, Inc., its managing member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

COMPASS PRIVATE INVESTMENTS V LP

By:	Compass Private Investments V GP LLC, its general partner
By:	MIO Partners, Inc., its sole member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

COMPASS PRIVATE INVESTMENTS V MASTER LP

By:	Compass Private Investments V Master GP LLC, its general partner
By:	MIO Partners, Inc., its sole member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

COMPASS PRIVATE INVESTMENTS VI LLC

By:	MIO Partners, Inc., its managing member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

COMPASS PRIVATE INVESTMENTS VI LP

By:	Compass Private Investments VI GP LLC, its general partner
By:	MIO Partners, Inc., its sole member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

COMPASS PRIVATE INVESTMENTS VI MASTER LP

By:	Compass Private Investments VI GP LLC, its general partner
By:	MIO Partners, Inc., its sole member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

COMPASS PRIVATE INVESTMENTS VII MASTER SUB-FUND

By:	MIO Partners, Inc., its investment manager

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

COMPASS PRIVATE INVESTMENTS VII SUB-FUND

By:	MIO Partners, Inc., its investment manager

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

COMPASS SPECIAL SITUATIONS FUND LLC

By:	MIO Partners, Inc., its managing member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

COMPASS SPECIAL SITUATIONS IRA FUND LLC

By:	MIO Partners, Inc., its managing member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

MIO EVERGREEN FUND ICAV

By:	MIO Partners, Inc., its investment manager

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

MIO EVERGREEN FUND LLC

By:	MIO Partners, Inc., its managing member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

MIO EVERGREEN MASTER FUND ICAV

By:	MIO Partners, Inc., its investment manager

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

MIO PRIVATE INVESTMENTS ICAV

By:	MIO Partners, Inc., its investment manager

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

MIO PRIVATE INVESTMENTS LP

By:	MIO Private Investments GP LLC, its general partner
By:	MIO Partners, Inc., its sole member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

MIO PRIVATE INVESTMENTS MASTER ICAV

By:	MIO Partners, Inc., its investment manager

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

Exhibit A-1

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of MIO Partners, Inc., does hereby certify that this Application is signed by Casey Lipscomb, General Counsel and Secretary of MIO Partners, Inc., pursuant to the general authority vested in him as such under his appointment as General Counsel and Secretary of MIO Partners, Inc.

MIO Partners, Inc.

By:	/s/ Michael Cooper
Name: Michael Cooper
Title: Deputy General Counsel

Exhibit A-1: Officer’s Certificate of MIO Partners, Inc.

Exhibit A-2

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of MIO Partners, Inc., the managing member of Compass CSS High Yield LLC, does hereby certify that this Application is signed by Casey Lipscomb, General Counsel and Secretary of MIO Partners, Inc., the managing member of Compass CSS High Yield LLC, pursuant to the general authority vested in him as such under his appointment as General Counsel and Secretary of MIO Partners, Inc.

Compass CSS High Yield LLC
By: MIO Partners, Inc., its managing member

By:	/s/ Michael Cooper
Name: Michael Cooper
Title: Deputy General Counsel

Exhibit A-2: Officer’s Certificate of Compass CSS High Yield LLC

Exhibit A-3

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of MIO Partners, Inc., the managing member of Compass Global Equities Fund LLC, does hereby certify that this Application is signed by Casey Lipscomb, General Counsel and Secretary of MIO Partners, Inc., the managing member of Compass Global Equities Fund LLC, pursuant to the general authority vested in him as such under his appointment as General Counsel and Secretary of MIO Partners, Inc.

Compass Global Equities Fund LLC
By: MIO Partners, Inc., its managing member

By:	/s/ Michael Cooper
Name: Michael Cooper
Title: Deputy General Counsel

Exhibit A-3: Officer’s Certificate of Compass Global Equities Fund LLC

Exhibit A-4

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of MIO Partners, Inc., the investment manager of Compass Offshore Special Situations PCC Limited, does hereby certify that this Application is signed by Casey Lipscomb, General Counsel and Secretary of MIO Partners, Inc., the investment manager of Compass Offshore Special Situations PCC Limited, pursuant to the general authority vested in him as such under his appointment as General Counsel and Secretary of MIO Partners, Inc.

Compass Offshore Special Situations PCC Limited
By: MIO Partners, Inc., its investment manager

By:	/s/ Michael Cooper
Name: Michael Cooper
Title: Deputy General Counsel

Exhibit A-4: Officer’s Certificate of Compass Offshore Special Situations PCC Limited

Exhibit A-5

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of MIO Partners, Inc., the investment manager of Compass Private Investments VII Series, does hereby certify that this Application is signed by Casey Lipscomb, General Counsel and Secretary of MIO Partners, Inc., the investment manager of Compass Private Investments VII Series, pursuant to the general authority vested in him as such under his appointment as General Counsel and Secretary of MIO Partners, Inc.

Compass Private Investments VII Series
By: MIO Partners, Inc., its investment manager

By:	/s/ Michael Cooper
Name: Michael Cooper
Title: Deputy General Counsel

Exhibit A-5: Officer’s Certificate of Compass Private Investments VII Series

Exhibit A-6

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of MIO Partners, Inc., the managing member of Compass Private Investments 2015 LLC, does hereby certify that this Application is signed by Casey Lipscomb, General Counsel and Secretary of MIO Partners, Inc., the managing member of Compass Private Investments 2015 LLC, pursuant to the general authority vested in him as such under his appointment as General Counsel and Secretary of MIO Partners, Inc.

Compass Private Investments 2015 LLC
By: MIO Partners, Inc., its managing member

By:	/s/ Michael Cooper
Name: Michael Cooper
Title: Deputy General Counsel

Exhibit A-6: Officer’s Certificate of Compass Private Investments 2015 LLC

Exhibit A-7

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments 2015 LP, does hereby certify that this Application is signed by Casey Lipscomb, General Counsel and Secretary of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments 2015 LP, pursuant to the general authority vested in him as such under his appointment as General Counsel and Secretary of MIO Partners, Inc.

Compass Private Investments 2015 LP
By: Compass Private Investments 2015 GP LLC, its general partner
By: MIO Partners, Inc., its sole member

By:	/s/ Michael Cooper
Name: Michael Cooper
Title: Deputy General Counsel

Exhibit A-7: Officer’s Certificate of Compass Private Investments 2015 LP

Exhibit A-8

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments 2015 Master LP, does hereby certify that this Application is signed by Casey Lipscomb, General Counsel and Secretary of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments 2015 Master LP, pursuant to the general authority vested in him as such under his appointment as General Counsel and Secretary of MIO Partners, Inc.

Compass Private Investments 2015 Master LP
By: Compass Private Investments 2015 Master GP LLC, its general partner
By: MIO Partners, Inc., its sole member

By:	/s/ Michael Cooper
Name: Michael Cooper
Title: Deputy General Counsel

Exhibit A-8: Officer’s Certificate of Compass Private Investments 2015 Master LP

Exhibit A-9

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of MIO Partners, Inc., the managing member of Compass Private Investments 2016 LLC, does hereby certify that this Application is signed by Casey Lipscomb, General Counsel and Secretary of MIO Partners, Inc., the managing member of Compass Private Investments 2016 LLC, pursuant to the general authority vested in him as such under his appointment as General Counsel and Secretary of MIO Partners, Inc.

Compass Private Investments 2016 LLC
By: MIO Partners, Inc., its managing member

By:	/s/ Michael Cooper
Name: Michael Cooper
Title: Deputy General Counsel

Exhibit A-9: Officer’s Certificate of Compass Private Investments 2016 LLC

Exhibit A-10

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments 2016 LP, does hereby certify that this Application is signed by Casey Lipscomb, General Counsel and Secretary of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments 2016 LP, pursuant to the general authority vested in him as such under his appointment as General Counsel and Secretary of MIO Partners, Inc.

Compass Private Investments 2016 LP
By: Compass Private Investments 2016 GP LLC, its general partner
By: MIO Partners, Inc., its sole member

By:	/s/ Michael Cooper
Name: Michael Cooper
Title: Deputy General Counsel

Exhibit A-10: Officer’s Certificate of Compass Private Investments 2016 LP

Exhibit A-11

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments 2016 Master LP,  does hereby certify that this Application is signed by Casey Lipscomb, General Counsel and Secretary of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments 2016 Master LP, pursuant to the general authority vested in him as such under his appointment as General Counsel and Secretary of MIO Partners, Inc.

Compass Private Investments 2016 Master LP
By: Compass Private Investments 2016 Master GP LLC, its general partner
By: MIO Partners, Inc., its sole member

By:	/s/ Michael Cooper
Name: Michael Cooper
Title: Deputy General Counsel

Exhibit A-11: Officer’s Certificate of Compass Private Investments 2016 Master LP

Exhibit A-12

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of MIO Partners, Inc., the managing member of Compass Private Investments 2017 LLC, does hereby certify that this Application is signed by Casey Lipscomb, General Counsel and Secretary of MIO Partners, Inc., the managing member of Compass Private Investments 2017 LLC, pursuant to the general authority vested in him as such under his appointment as General Counsel and Secretary of MIO Partners, Inc.

Compass Private Investments 2017 LLC
By: MIO Partners, Inc., its managing member

By:	/s/ Michael Cooper
Name: Michael Cooper
Title: Deputy General Counsel

Exhibit A-12: Officer’s Certificate of Compass Private Investments 2017 LLC

Exhibit A-13

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments 2017 LP, does hereby certify that this Application is signed by Casey Lipscomb, General Counsel and Secretary of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments 2017 LP, pursuant to the general authority vested in him as such under his appointment as General Counsel and Secretary of MIO Partners, Inc.

Compass Private Investments 2017 LP
By: Compass Private Investments 2017 GP LLC, its general partner
By: MIO Partners, Inc., its sole member

By:	/s/ Michael Cooper
Name: Michael Cooper
Title: Deputy General Counsel

Exhibit A-13: Officer’s Certificate of Compass Private Investments 2017 LP

Exhibit A-14

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments 2017 Master LP, does hereby certify that this Application is signed by Casey Lipscomb, General Counsel and Secretary of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments 2017 Master LP, pursuant to the general authority vested in him as such under his appointment as General Counsel and Secretary of MIO Partners, Inc.

Compass Private Investments 2017 Master LP
By: Compass Private Investments 2017 Master GP LLC, its general partner
By: MIO Partners, Inc., its sole member

By:	/s/ Michael Cooper
Name: Michael Cooper
Title: Deputy General Counsel

Exhibit A-14: Officer’s Certificate of Compass Private Investments 2017 Master LP

Exhibit A-15

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of MIO Partners, Inc., the managing member of Compass Private Investments 2018 LLC, does hereby certify that this Application is signed by Casey Lipscomb, General Counsel and Secretary of MIO Partners, Inc., the managing member of Compass Private Investments 2018 LLC, pursuant to the general authority vested in him as such under his appointment as General Counsel and Secretary of MIO Partners, Inc.

Compass Private Investments 2018 LLC
By: MIO Partners, Inc., its managing member

By:	/s/ Michael Cooper
Name: Michael Cooper
Title: Deputy General Counsel

Exhibit A-15: Officer’s Certificate of Compass Private Investments 2018 LLC

Exhibit A-16

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments 2018 LP, does hereby certify that this Application is signed by Casey Lipscomb, General Counsel and Secretary of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments 2018 LP, pursuant to the general authority vested in him as such under his appointment as General Counsel and Secretary of MIO Partners, Inc.

Compass Private Investments 2018 LP
By: Compass Private Investments 2018 GP LLC, its general partner
By: MIO Partners, Inc., its sole member

By:	/s/ Michael Cooper
Name: Michael Cooper
Title: Deputy General Counsel

Exhibit A-16: Officer’s Certificate of Compass Private Investments 2018 LLC

Exhibit A-17

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments 2018 Master LP,  does hereby certify that this Application is signed by Casey Lipscomb, General Counsel and Secretary of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments 2018 Master LP, pursuant to the general authority vested in him as such under his appointment as General Counsel and Secretary of MIO Partners, Inc.

Compass Private Investments 2018 Master LP
By: Compass Private Investments 2018 Master GP LLC, its general partner
By: MIO Partners, Inc., its sole member

By:	/s/ Michael Cooper
Name: Michael Cooper
Title: Deputy General Counsel

Exhibit A-17: Officer’s Certificate of Compass Private Investments 2018 Master LP

Exhibit A-18

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of MIO Partners, Inc., the managing member of Compass Private Investments V LLC, does hereby certify that this Application is signed by Casey Lipscomb, General Counsel and Secretary of MIO Partners, Inc., the managing member of Compass Private Investments V LLC, pursuant to the general authority vested in him as such under his appointment as General Counsel and Secretary of MIO Partners, Inc.

Compass Private Investments V LLC
By: MIO Partners, Inc., its managing member

By:	/s/ Michael Cooper
Name: Michael Cooper
Title: Deputy General Counsel

Exhibit A-18: Officer’s Certificate of Compass Private Investments V LLC

Exhibit A-19

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments V LP, does hereby certify that this Application is signed by Casey Lipscomb, General Counsel and Secretary of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments V LP, pursuant to the general authority vested in him as such under his appointment as General Counsel and Secretary of MIO Partners, Inc.

Compass Private Investments V LP
By: Compass Private Investments V GP LLC, its general partner
By: MIO Partners, Inc., its sole member

By:	/s/ Michael Cooper
Name: Michael Cooper
Title: Deputy General Counsel

Exhibit A-19: Officer’s Certificate of Compass Private Investments V LP

Exhibit A-20

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments V Master LP, does hereby certify that this Application is signed by Casey Lipscomb, General Counsel and Secretary of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments V Master LP, pursuant to the general authority vested in him as such under his appointment as General Counsel and Secretary of MIO Partners, Inc.

Compass Private Investments V Master LP
By: Compass Private Investments V Master GP LLC, its general partner
By: MIO Partners, Inc., its sole member

By:	/s/ Michael Cooper
Name: Michael Cooper
Title: Deputy General Counsel

Exhibit A-20: Officer’s Certificate of Compass Private Investments V Master LP

Exhibit A-21

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of MIO Partners, Inc., the managing member of Compass Private Investments VI LLC, does hereby certify that this Application is signed by Casey Lipscomb, General Counsel and Secretary of MIO Partners, Inc., the managing member of Compass Private Investments VI LLC, pursuant to the general authority vested in him as such under his appointment as General Counsel and Secretary of MIO Partners, Inc.

Compass Private Investments VI LLC
By: MIO Partners, Inc., its managing member

By:	/s/ Michael Cooper
Name:	Michael Cooper
Title:	Deputy General Counsel

Exhibit A-21: Officer’s Certificate of Compass Private Investments VI LLC

Exhibit A-22

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments VI LP, does hereby certify that this Application is signed by Casey Lipscomb, General Counsel and Secretary of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments VI LP, pursuant to the general authority vested in him as such under his appointment as General Counsel and Secretary of MIO Partners, Inc.

Compass Private Investments VI LP
By: Compass Private Investments VI GP LLC, its general partner
By: MIO Partners, Inc., its sole member

By:	/s/ Michael Cooper
Name: Michael Cooper
Title: Deputy General Counsel

Exhibit A-22: Officer’s Certificate of Compass Private Investments VI LP

Exhibit A-23

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments VI Master LP, does hereby certify that this Application is signed by Casey Lipscomb, General Counsel and Secretary of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments VI Master LP, pursuant to the general authority vested in him as such under his appointment as General Counsel and Secretary of MIO Partners, Inc.

Compass Private Investments VI Master LP
By: Compass Private Investments VI GP LLC, its general partner
By: MIO Partners, Inc., its sole member

By:	/s/ Michael Cooper
Name: Michael Cooper
Title: Deputy General Counsel

Exhibit A-23: Officer’s Certificate of Compass Private Investments VI Master LP

Exhibit A-24

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of MIO Partners, Inc., the investment manager of Compass Private Investments VII Master Sub-Fund, does hereby certify that this Application is signed by Casey Lipscomb, General Counsel and Secretary of MIO Partners, Inc., the investment manager of Compass Private Investments VII Master Sub-Fund, pursuant to the general authority vested in him as such under his appointment as General Counsel and Secretary of MIO Partners, Inc.

Compass Private Investments VII Master Sub-Fund
By: MIO Partners, Inc., its investment manager

By:	/s/ Michael Cooper
Name: Michael Cooper
Title: Deputy General Counsel

Exhibit A-24: Officer’s Certificate of Compass Private Investments VII Master Sub-Fund

Exhibit A-25

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of MIO Partners, Inc., the investment manager of Compass Private Investments VII Sub-Fund, does hereby certify that this Application is signed by Casey Lipscomb, General Counsel and Secretary of MIO Partners, Inc., the investment manager of Compass Private Investments VII Sub-Fund, pursuant to the general authority vested in him as such under his appointment as General Counsel and Secretary of MIO Partners, Inc.

Compass Private Investments VII Sub-Fund
By: MIO Partners, Inc., its investment manager

By:	/s/ Michael Cooper
Name: Michael Cooper
Title: Deputy General Counsel

Exhibit A-25: Officer’s Certificate of Compass Private Investments VII Sub-Fund

Exhibit A-26

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of MIO Partners, Inc., the managing member of Compass Special Situations Fund LLC, does hereby certify that this Application is signed by Casey Lipscomb, General Counsel and Secretary of MIO Partners, Inc., the managing member of Compass Special Situations Fund LLC, pursuant to the general authority vested in him as such under his appointment as General Counsel and Secretary of MIO Partners, Inc.

Compass Special Situations Fund LLC
By: MIO Partners, Inc., its managing member

By:	/s/ Michael Cooper
Name: Michael Cooper
Title: Deputy General Counsel

Exhibit A-26: Officer’s Certificate of Compass Special Situations Fund LLC

Exhibit A-27

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of MIO Partners, Inc., the managing member of Compass Special Situations IRA Fund LLC, does hereby certify that this Application is signed by Casey Lipscomb, General Counsel and Secretary of MIO Partners, Inc., the managing member of Compass Special Situations IRA Fund LLC, pursuant to the general authority vested in him as such under his appointment as General Counsel and Secretary of MIO Partners, Inc.

Compass Special Situations IRA Fund LLC
By: MIO Partners, Inc., its managing member

By:	/s/ Michael Cooper
Name: Michael Cooper
Title: Deputy General Counsel

Exhibit A-27: Officer’s Certificate of Compass Special Situations IRA Fund LLC

Exhibit A-28

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of MIO Partners, Inc., the investment manager of MIO Evergreen Fund ICAV, does hereby certify that this Application is signed by Casey Lipscomb, General Counsel and Secretary of MIO Partners, Inc., the investment manager of MIO Evergreen Fund ICAV, pursuant to the general authority vested in him as such under his appointment as General Counsel and Secretary of MIO Partners, Inc.

MIO Evergreen Fund ICAV
By: MIO Partners, Inc., its investment manager

By:	/s/ Michael Cooper
Name: Michael Cooper
Title: Deputy General Counsel

Exhibit A-28: Officer’s Certificate of MIO Evergreen Fund ICAV

Exhibit A-29

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of MIO Partners, Inc., the managing member of MIO Evergreen Fund LLC, does hereby certify that this Application is signed by Casey Lipscomb, General Counsel and Secretary of MIO Partners, Inc., the managing member of MIO Evergreen Fund LLC, pursuant to the general authority vested in him as such under his appointment as General Counsel and Secretary of MIO Partners, Inc.

MIO Evergreen Fund LLC
By: MIO Partners, Inc., its managing member

By:	/s/ Michael Cooper
Name: Michael Cooper
Title: Deputy General Counsel

Exhibit A-29: Officer’s Certificate of MIO Evergreen Fund LLC

Exhibit A-30

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of MIO Partners, Inc., the investment manager of MIO Evergreen Master Fund ICAV, does hereby certify that this Application is signed by Casey Lipscomb, General Counsel and Secretary of MIO Partners, Inc., the investment manager of MIO Evergreen Master Fund ICAV, pursuant to the general authority vested in him as such under his appointment as General Counsel and Secretary of MIO Partners, Inc.

MIO Evergreen Master Fund ICAV
By: MIO Partners, Inc., its investment manager

By:	/s/ Michael Cooper
Name: Michael Cooper
Title: Deputy General Counsel

Exhibit A-30: Officer’s Certificate of MIO Evergreen Master Fund ICAV

Exhibit A-31

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of MIO Partners, Inc., the investment manager of MIO Private Investments ICAV, does hereby certify that this Application is signed by Casey Lipscomb, General Counsel and Secretary of MIO Partners, Inc., the investment manager of MIO Private Investments ICAV, pursuant to the general authority vested in him as such under his appointment as General Counsel and Secretary of MIO Partners, Inc.

MIO Private Investments ICAV
By: MIO Partners, Inc., its investment manager

By:	/s/ Michael Cooper
Name: Michael Cooper
Title:Deputy General Counsel

Exhibit A-31: Officer’s Certificate of MIO Private Investments ICAV

Exhibit A-32

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of MIO Partners, Inc., the sole member of the general partner of MIO Private Investments LP, does hereby certify that this Application is signed by Casey Lipscomb, General Counsel and Secretary of MIO Partners, Inc., the sole member of the general partner of MIO Private Investments LP, pursuant to the general authority vested in him as such under his appointment as General Counsel and Secretary of MIO Partners, Inc.

MIO Private Investments LP
By: MIO Private Investments GP LLC, its general partner
By: MIO Partners, Inc., its sole member

By:	/s/ Michael Cooper
Name: Michael Cooper
Title: Deputy General Counsel

Exhibit A-32: Officer’s Certificate of MIO Private Investments LP

Exhibit A-33

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of MIO Partners, Inc., the investment manager of MIO Private Investments Master ICAV, does hereby certify that this Application is signed by Casey Lipscomb, General Counsel and Secretary of MIO Partners, Inc., the investment manager of MIO Private Investments Master ICAV, pursuant to the general authority vested in him as such under his appointment as General Counsel and Secretary of MIO Partners, Inc.

MIO Private Investments Master ICAV
By: MIO Partners, Inc., its investment manager

By:	/s/ Michael Cooper
Name: Michael Cooper
Title: Deputy General Counsel

Exhibit A-33: Officer’s Certificate of MIO Private Investments Master ICAV

Exhibit B-1

Verification

The undersigned states that he has duly executed the foregoing Application, dated April 8, 2025, for and on behalf of MIO Partners, Inc., that he is the General Counsel and Secretary of MIO Partners, Inc., and that all actions by partners, stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

MIO Partners, Inc.

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

Exhibit B-1: Verification of MIO Partners, Inc.

Exhibit B-2

Verification

The undersigned states that he has duly executed the foregoing Application, dated April 8, 2025, for and on behalf of Compass CSS High Yield LLC, that he is the General Counsel and Secretary of MIO Partners, Inc., the managing member of Compass CSS High Yield LLC, and that all actions by partners, stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

Compass CSS High Yield LLC
By: MIO Partners, Inc., its managing member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

Exhibit B-2: Verification of Compass CSS High Yield LLC

Exhibit B-3

Verification

The undersigned states that he has duly executed the foregoing Application, dated April 8, 2025, for and on behalf of Compass Global Equities Fund LLC, that he is the General Counsel and Secretary of MIO Partners, Inc., the managing member of Compass Global Equities Fund LLC, and that all actions by partners, stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

Compass Global Equities Fund LLC
By: MIO Partners, Inc., its managing member
By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

Exhibit B-3: Verification of Compass Global Equities Fund LLC

Exhibit B-4

Verification

The undersigned states that he has duly executed the foregoing Application, dated April 8, 2025, for and on behalf of Compass Offshore Special Situations PCC Limited, that he is the General Counsel and Secretary of MIO Partners, Inc., the investment manager of Compass Offshore Special Situations PCC Limited, and that all actions by partners, stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

Compass Offshore Special Situations PCC Limited
By: MIO Partners, Inc., its investment manager

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

Exhibit B-4: Verification of Compass Offshore Special Situations PCC Limited

Exhibit B-5

Verification

The undersigned states that he has duly executed the foregoing Application, dated April 8, 2025, for and on behalf of Compass Private Investments VII Series, that he is the General Counsel and Secretary of MIO Partners, Inc., the investment manager of Compass Private Investments VII Series, and that all actions by partners, stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

Compass Private Investments VII Series
By: MIO Partners, Inc., its investment manager

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

Exhibit B-5: Verification of Compass Private Investments VII Series

Exhibit B-6

Verification

The undersigned states that he has duly executed the foregoing Application, dated April 8, 2025, for and on behalf of Compass Private Investments 2015 LLC, that he is the General Counsel and Secretary of MIO Partners, Inc., the managing member of Compass Private Investments 2015 LLC, and that all actions by partners, stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

Compass Private Investments 2015 LLC
By: MIO Partners, Inc., its managing member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

Exhibit B-6: Verification of Compass Private Investments 2015 LLC

Exhibit B-7

Verification

The undersigned states that he has duly executed the foregoing Application, dated April 8, 2025, for and on behalf of Compass Private Investments 2015 LP, that he is the General Counsel and Secretary of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments 2015 LP, and that all actions by partners, stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

Compass Private Investments 2015 LP
By:	Compass Private Investments 2015 GP LLC, its general partner
By:	MIO Partners, Inc., its sole member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

Exhibit B-7: Verification of Compass Private Investments 2015 LP

Exhibit B-8

Verification

The undersigned states that he has duly executed the foregoing Application, dated April 8, 2025, for and on behalf of Compass Private Investments 2015 Master LP, that he is the General Counsel and Secretary of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments 2015 Master LP, and that all actions by partners, stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

Compass Private Investments 2015 Master LP
By:	Compass Private Investments 2015 Master GP LLC, its general partner
By:	MIO Partners, Inc., its sole member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

Exhibit B-8: Verification of Compass Private Investments 2015 Master LP

Exhibit B-9

Verification

The undersigned states that he has duly executed the foregoing Application, dated April 8, 2025, for and on behalf of Compass Private Investments 2016 LLC, that he is the General Counsel and Secretary of MIO Partners, Inc., the managing member of Compass Private Investments 2016 LLC, and that all actions by partners, stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

Compass Private Investments 2016 LLC
By:	MIO Partners, Inc., its managing member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

Exhibit B-9: Verification of Compass Private Investments 2016 LLC

Exhibit B-10

Verification

The undersigned states that he has duly executed the foregoing Application, dated April 8, 2025, for and on behalf of Compass Private Investments 2016 LP, that he is the General Counsel and Secretary of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments 2016 LP, and that all actions by partners, stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

Compass Private Investments 2016 LP
By:	Compass Private Investments 2016 GP LLC, its general partner
By:	MIO Partners, Inc., its sole member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

Exhibit B-10: Verification of Compass Private Investments 2016 LP

Exhibit B-11

Verification

The undersigned states that he has duly executed the foregoing Application, dated April 8, 2025, for and on behalf of Compass Private Investments 2016 Master LP, that he is the General Counsel and Secretary of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments 2016 Master LP, and that all actions by partners, stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

Compass Private Investments 2016 Master LP
By:	Compass Private Investments 2016 Master GP LLC, its general partner
By:	MIO Partners, Inc., its sole member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

Exhibit B-11: Verification of Compass Private Investments 2016 Master LP

Exhibit B-12

Verification

The undersigned states that he has duly executed the foregoing Application, dated April 8, 2025, for and on behalf of Compass Private Investments 2017 LLC, that he is the General Counsel and Secretary of MIO Partners, Inc., the managing member of Compass Private Investments 2017 LLC, and that all actions by partners, stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

Compass Private Investments 2017 LLC
By:	MIO Partners, Inc., its managing member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

Exhibit B-12: Verification of Compass Private Investments 2017 LLC

Exhibit B-13

Verification

The undersigned states that he has duly executed the foregoing Application, dated April 8, 2025, for and on behalf of Compass Private Investments 2017 LP, that he is the General Counsel and Secretary of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments 2017 LP, and that all actions by partners, stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

Compass Private Investments 2017 LP
By:	Compass Private Investments 2017 GP LLC, its general partner
By:	MIO Partners, Inc., its sole member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

Exhibit B-13: Verification of Compass Private Investments 2017 LP

Exhibit B-14

Verification

The undersigned states that he has duly executed the foregoing Application, dated April 8, 2025, for and on behalf of Compass Private Investments 2017 Master LP, that he is the General Counsel and Secretary of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments 2017 Master LP, and that all actions by partners, stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

Compass Private Investments 2017 Master LP
By:	Compass Private Investments 2017 Master GP LLC, its general partner
By:	MIO Partners, Inc., its sole member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

Exhibit B-14: Verification of Compass Private Investments 2017 Master LP

Exhibit B-15

Verification

The undersigned states that he has duly executed the foregoing Application, dated April 8, 2025, for and on behalf of Compass Private Investments 2018 LLC, that he is the General Counsel and Secretary of MIO Partners, Inc., the managing member of Compass Private Investments 2018 LLC, and that all actions by partners, stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

Compass Private Investments 2018 LLC
By:	MIO Partners, its managing member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

Exhibit B-15: Verification of Compass Private Investments 2018 LLC

Exhibit B-16

Verification

The undersigned states that he has duly executed the foregoing Application, dated April 8, 2025, for and on behalf of Compass Private Investments 2018 LP, that he is the General Counsel and Secretary of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments 2018 LP, and that all actions by partners, stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

Compass Private Investments 2018 LP
By:	Compass Private Investments 2018 GP LLC, its general partner
By:	MIO Partners, Inc., its sole member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

Exhibit B-16: Verification of Compass Private Investments 2018 LP

Exhibit B-17

Verification

The undersigned states that he has duly executed the foregoing Application, dated April 8, 2025, for and on behalf of Compass Private Investments 2018 Master LP, that he is the General Counsel and Secretary of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments 2018 Master LP, and that all actions by partners, stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

Compass Private Investments 2018 Master LP
By:	Compass Private Investments 2018 Master GP LLC, its general partner
By:	MIO Partners, Inc., its sole member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

Exhibit B-17: Verification of Compass Private Investments 2018 Master LP

Exhibit B-18

Verification

The undersigned states that he has duly executed the foregoing Application, dated April 8, 2025, for and on behalf of Compass Private Investments V LLC, that he is the General Counsel and Secretary of MIO Partners, Inc., the managing member of Compass Private Investments V LLC, and that all actions by partners, stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

Compass Private Investments V LLC
By:	MIO Partners, Inc., its managing member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Manager

Exhibit B-18: Verification of Compass Private Investments V LLC

Exhibit B-19

Verification

The undersigned states that he has duly executed the foregoing Application, dated April 8, 2025, for and on behalf of Compass Private Investments V LP, that he is the General Counsel and Secretary of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments V LP, and that all actions by partners, stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

Compass Private Investments V LP
By:	Compass Private Investments V GP LLC, its general partner
By:	MIO Partners, Inc., its sole member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

Exhibit B-19: Verification of Compass Private Investments V LP

Exhibit B-20

Verification

The undersigned states that he has duly executed the foregoing Application, dated April 8, 2025, for and on behalf of Compass Private Investments V Master LP, that he is the General Counsel and Secretary of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments V Master LP, and that all actions by partners, stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

Compass Private Investments V Master LP
By:	Compass Private Investments V Master GP LLC, its general partner
By:	MIO Partners, Inc., its sole member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

Exhibit B-20: Verification of Compass Private Investments V Master LP

Exhibit B-21

Verification

The undersigned states that he has duly executed the foregoing Application, dated April 8, 2025, for and on behalf of Compass Private Investments VI LLC, that he is the General Counsel and Secretary of MIO Partners, Inc., the managing member of Compass Private Investments VI LLC, and that all actions by partners, stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

Compass Private Investments VI LLC
By:	MIO Partners, Inc., its managing member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

Exhibit B-21: Verification of Compass Private Investments VI LLC

Exhibit B-22

Verification

The undersigned states that he has duly executed the foregoing Application, dated April 8, 2025, for and on behalf of Compass Private Investments VI LP, that he is the General Counsel and Secretary of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments VI LP, and that all actions by partners, stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

Compass Private Investments VI LP
By:	Compass Private Investments VI GP LLC, its general partner
By:	MIO Partners, Inc., its sole member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

Exhibit B-22: Verification of Compass Private Investments VI LP

Exhibit B-23

Verification

The undersigned states that he has duly executed the foregoing Application, dated April 8, 2025, for and on behalf of Compass Private Investments VI Master LP, that he is the General Counsel and Secretary of MIO Partners, Inc., the sole member of the general partner of Compass Private Investments VI Master LP, and that all actions by partners, stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

Compass Private Investments VI Master LP
By:	Compass Private Investments VI GP LLC, its general partner
By:	MIO Partners, Inc., its sole member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

Exhibit B-23: Verification of Compass Private Investments VI Master LP

Exhibit B-24

Verification

The undersigned states that he has duly executed the foregoing Application, dated April 8, 2025, for and on behalf of Compass Private Investments VII Master Sub-Fund, that he is the General Counsel and Secretary of MIO Partners, Inc., the investment manager of Compass Private Investments VII Master Sub-Fund, and that all actions by partners, stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

Compass Private Investments VII Master Sub-Fund
By:	MIO Partners, Inc., its investment manager

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

Exhibit B-24: Verification of Compass Private Investments VII Master Sub-Fund

Exhibit B-25

Verification

The undersigned states that he has duly executed the foregoing Application, dated April 8, 2025, for and on behalf of Compass Private Investments VII Sub-Fund, that he is the General Counsel and Secretary of MIO Partners, Inc., the investment manager of Compass Private Investments VII Sub-Fund, and that all actions by partners, stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

Compass Private Investments VII Sub-Fund
By:	MIO Partners, Inc., its investment manager

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

Exhibit B-25: Verification of Compass Private Investments VII Sub-Fund

Exhibit B-26

Verification

The undersigned states that he has duly executed the foregoing Application, dated April 8, 2025, for and on behalf of Compass Special Situations Fund LLC, that he is the General Counsel and Secretary of MIO Partners, Inc., the managing member of Compass Special Situations Fund LLC, and that all actions by partners, stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

Compass Special Situations Fund LLC
By:	MIO Partners, Inc., its managing member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

Exhibit B-26: Verification of Compass Special Situations Fund LLC

Exhibit B-27

Verification

The undersigned states that he has duly executed the foregoing Application, dated April 8, 2025, for and on behalf of Compass Special Situations IRA Fund LLC, that he is the General Counsel and Secretary of MIO Partners, Inc., the managing member of Compass Special Situations IRA Fund LLC, and that all actions by partners, stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

Compass Special Situations IRA Fund LLC
By:	MIO Partners, Inc., its managing member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

Exhibit B-27: Verification of Compass Special Situations IRA Fund LLC

Exhibit B-28

Verification

The undersigned states that he has duly executed the foregoing Application, dated April 8, 2025, for and on behalf of MIO Evergreen Fund ICAV, that he is the General Counsel and Secretary of MIO Partners, Inc., the investment manager of MIO Evergreen Fund ICAV, and that all actions by partners, stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

MIO Evergreen Fund ICAV
By:	MIO Partners, Inc., its investment manager

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

Exhibit B-28: Verification of MIO Evergreen Fund ICAV

Exhibit B-29

Verification

The undersigned states that he has duly executed the foregoing Application, dated April 8, 2025, for and on behalf of MIO Evergreen Fund LLC, that he is the General Counsel and Secretary of MIO Partners, Inc., the managing member of MIO Evergreen Fund LLC, and that all actions by partners, stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

MIO Evergreen Fund LLC
By:	MIO Partners, Inc., its managing member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

Exhibit B-29: Verification of MIO Evergreen Fund LLC

Exhibit B-30
Verification

The undersigned states that he has duly executed the foregoing Application, dated April 8, 2025 for and on behalf of MIO Evergreen Master Fund ICAV, that he is the General Counsel and Secretary of MIO Partners, Inc., the investment manager of MIO Evergreen Master Fund ICAV, and that all actions by partners, stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

MIO Evergreen Master Fund ICAV
By:	MIO Partners, Inc., its investment manager

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

Exhibit B-30: Verification of MIO Evergreen Master Fund ICAV

Exhibit B-31

Verification

The undersigned states that he has duly executed the foregoing Application, dated April 8, 2025, for and on behalf of MIO Private Investments ICAV, that he is the General Counsel and Secretary of MIO Partners, Inc., the investment manager of MIO Private Investments ICAV, and that all actions by partners, stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

MIO Private Investments ICAV
By:	MIO Partners, Inc., its investment manager

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

Exhibit B-31: Verification of MIO Private Investments ICAV

Exhibit B-32

Verification

The undersigned states that he has duly executed the foregoing Application, dated April 8, 2025, for and on behalf of MIO Private Investments LP, that he is the General Counsel and Secretary of MIO Partners, Inc., the sole member of the general partner of MIO Private Investments LP, and that all actions by partners, stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

MIO Private Investments LP
By:	MIO Private Investments GP LLC, its general partner
By:	MIO Partners, Inc., its sole member

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

Exhibit B-32: Verification of MIO Private Investments LP

Exhibit B-33

Verification

The undersigned states that he has duly executed the foregoing Application, dated April 8, 2025, for and on behalf of MIO Private Investments Master ICAV, that he is the General Counsel and Secretary of MIO Partners, Inc., the investment manager of MIO Private Investments Master ICAV, and that all actions by partners, stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

MIO Private Investments Master ICAV
By:	MIO Partners, Inc., its investment manager

By:	/s/ Casey Lipscomb
Name: Casey Lipscomb
Title: General Counsel and Secretary

Exhibit B-33: Verification of MIO Private Investments Master ICAV